Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

PowerBank Corporation (Formerly “SolarBank Corporation”)

We consent to the reference to our Firm under the caption “Experts” in the Registration Statement on Form F-3 (the “Registration Statement”) of PowerBank Corporation (formerly SolarBank Corporation) (the “Company”), dated October 26, 2026, and to the incorporation by reference of the Report of Independent Registered Public Accounting Firm prepared by us, dated September 30, 2024, with respect to the audited consolidated financial statements of the Company as at June 30, 2024.

/s/ ZH CPA, LLC

Denver, Colorado

October 26, 2026

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us